Exhibit 23.3

CONSENT

Board of Directors
Piedmont Lithium Inc.
Belmont, North Carolina

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 256454) of Piedmont Lithium Inc. of our report dated 26 February 2023, relating to the consolidated financial statements of Sayona Mining Limited which appears in this Annual Report on Form 10-K by Piedmont Lithium Inc.

/s/ Nexia Brisbane Audit Pty Ltd.

March 1, 2023